UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2011

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensatory Arrangements of Certain Officers

Non-Equity Incentive Plan Compensation.  At its meeting on June 7, 2011, the Personnel & Compensation Committee (the “Committee”) of the Kaman Corporation Board of Directors (the “Board”) approved payment of long-term incentive program ("LTIP") awards to certain of the company's named executive officers for the completed three-year performance period January 1, 2008 – December 31, 2010 (the "completed performance period").   LTIP awards are made under the terms of the company's 2003 Stock Incentive Plan (the “Plan”) and in accordance with the Plan, the Committee reviewed the company's actual financial performance compared to the average of the companies comprising the Russell 2000 index for the same performance period utilizing the following factors: three-year average return on investment (weighted 40%), average annual growth in earnings per share (weighted 40%), and total three-year return to shareholders (weighted 20%).  Financial performance in the 1st quartile results in no award payment; performance at the median results in an award payment at 100% of target; and performance at the top of, or above, the 3rd quartile results in a maximum payment of 200% of target.  Interpolation is used to determine payments for financial performance between the quartiles.

Based upon the results of that review, the Committee determined that the award percentage for the completed performance period was 162.1% of target and approved the following payments (which were made in cash because each individual meets his/her stock ownership guideline requirements) which are shown together with a new total compensation figure to update the Summary Compensation Table for Fiscal Year 2010 to include the LTIP payment:

Name	Principal Position	LTIP Payment (Non-Equity Incentive Plan Compensation) ($)	Total ($)

Neal J. Keating	Chairman, President and Chief Executive Officer	1,750,680	3,887,981

Candace A. Clark	Senior Vice President and Chief Legal Officer	522,043	1,733,498

These award amounts are 95% of the estimated amounts disclosed by the company in its 2011 proxy statement; the amounts were estimated at that time because it was not possible to compare the company’s performance results to that of the Russell 2000 index companies as information for only a small percentage of index companies was available.

The company’s other current named executive officers, William C. Denninger, Senior Vice President and Chief Financial Officer, Gregory L. Steiner, President of Kaman Aerospace Group, Inc. (a subsidiary of the company) and Steven J. Smidler, President of Kaman Industrial Technologies Corporation (a subsidiary of the company), did not participate in the completed performance period because they were not associated with the company when the performance period began on January 1, 2008.

Equity Incentive Plan Compensation.

At its meeting on June 7, 2011, the Committee approved restricted stock awards (“Awards”) under the Plan to the following current named executive officers:

Name	Principal Position	Number of Shares

William C. Denninger	Senior Vice President and Chief Financial Officer	18,200

Gregory L. Steiner	President, Kaman Aerospace Group, Inc.	14,150

In making the Awards, the Committee considered that these executives, both of whom joined the Company during 2008, will not be entitled to any LTIP payment until at least 2012.  The Committee also considered the company’s stock ownership guidelines which require that executives have a significant equity stake in the company and the fact that such levels of ownership are typically acquired over a number of years. These Awards provide the executives with equity ownership as a significant element of their long term incentive compensation until such time as they become eligible to receive LTIP payments.

The Awards were made under the terms of the Plan, which permit the Committee to determine the rate at which restrictions lapse.  The Committee made these Awards without restrictions of any kind in return for the executives’ agreement to retain the shares, net of taxes, for a period of three years.

Amendment to Executive Employment Agreement for Gregory L. Steiner.  At its February 23, 2010 and June 8, 2010 meetings, the Board approved changes to the existing employment agreement for Gregory L. Steiner, President of Kaman Aerospace Group, Inc. as a condition to renewal of the agreement, effective July 7, 2011. The changes (i) eliminate any potential for Mr. Steiner to receive excise tax gross-up benefits from the company in the event that Section 280G of the Internal Revenue Code were to apply to his receipt of benefits under the executive employment agreement; and (ii) provide the Committee with the ability to approve a retirement date for Mr. Steiner that is at or after attainment of age 62 (which the Committee would intend to approve only when in the best interests of the company and its shareholders).  These changes were previously made and reported in a Form 8-K in connection with renewal of executive employment agreements for Mr. Keating and Ms. Clark.

A copy of Amendment No. 1 to Executive Employment Agreement for Mr. Steiner is attached to this report as Exhibit 10.1 and is incorporated herein by reference.  The above summary of the amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement.

Item 9.01                      Financial Statements and Exhibits

(d)         Exhibits

The following documents are filed as Exhibits herewith:

Exhibit 10.1 - Amendment No. 1 to Executive Employment Agreement between Gregory L. Steiner and Kaman Aerospace Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Candace A. Clark
Candace A. Clark
Senior Vice President,
Chief Legal Officer and Secretary

Date: June 7, 2011

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit	Description

10.1	Amendment No. 1 to Executive Employment Agreement between Gregory L. Steiner and Kaman Aerospace Group, Inc.	Attached